Exhibit 99.1
Press Release Source: Global Telecom & Technology, Inc. (GTT) On Thursday September 30, 2010, 4:37 pm EDT
MCLEAN, Va.—(BUSINESS WIRE)—Global Telecom & Technology, Inc. (“GTT”), (OTCBB:GTLT — News), a leading global network integrator that provides its clients with a broad portfolio of wide-area network, dedicated internet access, and managed data services, has successfully completed a new $15.0 million credit facility with Silicon Valley Bank (SVB), the primary subsidiary of SVB Financial Group (NASDAQ:SIVB — News). The facility consists of a $10.0 million five-year term loan and a two-year $5.0 million revolving line of credit. The term loan will be used to refinance GTT’s $4.0 million seller notes and to repay its $4.8 million in convertible notes, both due December 31, 2010.
“Silicon Valley Bank continues to be a key strategic partner for GTT,” said Richard D. Calder, Jr., President and Chief Executive Officer. “This credit facility reinforces SVB’s confidence in the cash-flow generating nature of our business. With this refinancing in place, we will continue to drive our growth strategy both organically and through strategic acquisitions.”
The combined facility is secured by substantially all of GTT’s assets and the revolving credit line is based on eligible accounts receivable, including certain foreign receivables. The terms of the loans include typical financial covenants as well as provisions allowing additional leverage and incentives to reduce borrowing costs if the company maintains certain financial ratios.
Eric Swank, Chief Financial Officer said, “With this new facility, we strengthened our balance sheet by removing the bulk of our short-term debt, secured significant capital at a very attractive cost and maintained flexibility in our capital structure. As we continue to grow cash flow, this facility enables us to employ a balanced approach to funding our growth plans.”
“We have been pleased to partner with the GTT team for several years,” said Megan Scheffel, senior relationship manager, Silicon Valley Bank. “As the company has grown and expanded both in the U.S. and overseas, we have worked with them to provide the right financing and cash management services they required. SVB is committed to helping technology companies of all sizes grow and take their businesses to the next level and we look forward to continuing our longstanding relationship with GTT.”
About GTT
GTT is a global network integrator providing a broad portfolio of wide-area network services, dedicated internet access, and managed data services. With over 800 supplier relationships worldwide, GTT combines multiple networks and technologies such as private line, Ethernet, and MPLS to deliver cost-effective solutions specifically designed for each client’s unique requirements. GTT enhances customer performance through its proprietary Client Management Database (CMD), which provides a comprehensive client support system for service design and quotation, rapid service implementation, and 24x7 global operations support. Headquartered in McLean, Virginia, GTT has offices in London, Dusseldorf, and Denver and provides services to more than 700 enterprise, government, and carrier clients in over 80 countries worldwide. For more information, visit the GTT website at www.gt-t.net.

About Silicon Valley Bank
Silicon Valley Bank is the premier commercial bank for companies in the technology, life science, venture capital, private equity and premium wine industries. SVB provides a comprehensive suite of financing solutions, treasury management, corporate investment and international banking services to its clients worldwide. Through its focus on specialized markets and extensive knowledge of the people and business issues driving them, Silicon Valley Bank provides a level of service and partnership that measurably impacts its clients’ success. Founded in 1983 and headquartered in Santa Clara, Calif., the company serves clients around the world through 26 U.S. offices and international operations in China, India, Israel and the United Kingdom. Silicon Valley Bank is a member of global financial services firm SVB Financial Group (NASDAQ:SIVB — News), with SVB Analytics, SVB Capital, SVB Global and SVB Private Client Services. More information on the company can be found at www.svb.com.
Silicon Valley Bank is the California bank subsidiary and the commercial banking operation of SVB Financial Group. Banking services are provided by Silicon Valley Bank, a member of the FDIC and the Federal Reserve System. SVB Private Client Services is a division of Silicon Valley Bank. SVB Financial Group is also a member of the Federal Reserve System.